Exhibit 16.1

RSM US LLP

February 2, 2017	1S Wacker Drive Suite 800 Chicago, IL 60606

T +1 312 634 3400 F +1 312 634 3410

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549	www.rsmus.com

Commissioners:

We have read Power Solution International, Inc.’s statements included in Items 4.01 and 4.02 of its Form 8-K, which we understand will be filed on February 2, 2017. We agree with such statements concerning our Firm. We have no basis to agree or disagree with any other statements contained therein.

Sincerely,

/s/ RSM US LLP

RSM US LLP

THE POWER OF BEING UNDERSTOOD

AUDIT | TAX | CONSULTING

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RSM US LLP Is the US member firm of RSM lnternational, a global network of independent audit, tax, and consulting firms. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International